UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 19, 2009 (August 14, 2009)

Behringer Harvard Opportunity REIT II, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-53650	20-8198863
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas

 75001

(Address of principal executive offices)

(Zip Code)

(866) 655-3600

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                     Entry into a Material Definitive Agreement.

On August 14, 2009, Behringer Harvard PAL I, LLC (“BH PAL Lender”), a wholly-owned subsidiary of Behringer Harvard Opportunity OP II LP, entered into a loan agreement (“PAL Junior Loan Agreement”) with Rest Easy LLC, a Delaware limited liability company, (the “Borrower”) to provide up to $25 million of second lien financing (“PAL Junior Loan”) for the privatization of and improvements to, approximately 3,200 lodging units at ten U.S. Army installations.  Behringer Harvard Opportunity OP II LP is the operating partnership of Behringer Harvard Opportunity REIT II, Inc. (which may be referred to herein as the “Registrant,” “we,” “our,” or “us”).   The Borrower is an indirect subsidiary of Actus Lend Lease LLC (“Actus”).

The PAL Junior Loan will be used to finance costs related to the construction, revitalization, renovation, and development of improvements of lodging units located on U.S. Army installations at Fort Hood, Texas; Fort Leavenworth, Kansas; Fort Myer, Virginia; Fort Polk, Louisiana; Fort Riley, Kansas; Fort Rucker, Alabama; Fort Sam Houston, Texas; Tripler Army Medical Center and Fort Shafter, Hawaii; Fort Sill, Oklahoma; and Yuma Proving Ground, Arizona, through the U.S. Army’s Privatization of Army Lodging (“PAL”) program.

The aggregate principal amount available under the PAL Junior Loan Agreement is $25 million, of which approximately $12.8 million was advanced at the loan closing. Future advances may be made not more frequently than monthly in accordance with the terms and conditions of the PAL Junior Loan Agreement. Proceeds of our ongoing public offering were used to fund the PAL Junior Loan.  The PAL Junior Loan accrues interest at 18% per annum and matures on September 1, 2016 (the “Maturity Date”).  The PAL Junior Loan is payable as follows:

•                  Monthly payments of interest only calculated at the rate of 10% per annum (the “Minimum Monthly Payment”) are required beginning on October 1, 2009 through September 1, 2011;

•                  Beginning on October 1, 2011, and ending on September 1, 2013, payments of the Minimum Monthly Payment, and (after payment of the senior indebtedness of Bank of America, N.A. described below) accrued and unpaid interest to the extent of available cash flow, as described in (and at the priority set forth in) the Lock Box, Cash Management and Disbursement Agreement (the “Lock Box Agreement”), will be required;

•                  Beginning on October 1, 2013, and ending on August 1, 2016, payments of the Minimum Monthly Payment, and accrued and unpaid interest and principal to the extent of available cash flow, as described in (and at the priority set forth in) the Lock Box Agreement; and

•                  Any remaining principal amount and accrued and unpaid interest are due and payable on the Maturity Date.

BH PAL Lender also has the option to accelerate the payment of accrued interest and outstanding principal by requiring available cash flow to be applied to accrued interest and outstanding principal in the manner and subject to the conditions and priorities specified in the PAL Junior Loan promissory note and the Lock Box Agreement.

The Borrower may prepay the loan at any time after the BH PAL Lender has disbursed the full $25 million to the Borrower, upon the fulfillment of certain conditions as described in the related promissory note and the payment of a prepayment premium in the circumstances described in such promissory note.  The loan is secured by a second lien leasehold mortgage encumbering certain real and personal property comprising approximately 3,200 lodging units at the ten U.S. Army installations.  Pursuant to a Guaranty and Indemnification Agreement, Actus, as guarantor, provides a limited guaranty for payment of the full amount of the PAL Junior Loan should the Borrower file for bankruptcy and in certain other limited circumstances related to bankruptcy of the Borrower as described in the agreement.

The PAL Junior Loan is subordinate to a $35 million senior credit facility provided by Bank of America, N.A., an unrelated third party lender, and is senior to a $21.5 million subordinate loan provided by Lend Lease (U.S.) Capital, Inc. (the “Subordinate Lender”), which is not affiliated with us but is affiliated with the Borrower.  The relationships among the lending group are governed by the Intercreditor and Subordination Agreement, which provides, among other things, that prior to taking any enforcement action on the senior loan following an event of default, (i) we as junior lender have the right to cure such default or purchase the senior loan and (ii) the Subordinate Lender has the right to cure such default or purchase both the senior loan and the PAL Junior Loan, in each case within stated time periods.  Further, the Intercreditor and Subordination Agreement provides that prior to taking any enforcement action on the PAL Junior Loan following an event of default, the Subordinate Lender has the right to cure such default or purchase the PAL Junior Loan within stated time periods.

Item 2.01       Completion of Acquisition or Disposition of Assets.

The information in this report set forth under Item 1.01 above regarding the PAL Junior Loan is incorporated herein by reference.

Item 7.01.      Regulation FD Disclosure.

On August 19, 2009, we issued a press release announcing the PAL Junior Loan.  A copy of the press release, appearing as Exhibit 99.1, is furnished and not filed pursuant to Regulation FD.

Item 9.01       Financial Statements and Exhibits.

(d)   Exhibits.

 The exhibits filed in response to Item 601 of Regulation S-K are listed on the Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEHRINGER HARVARD OPPORTUNITY REIT I, INC.

Dated: August 19, 2009	By:	/s/ Gary S. Bresky
Gary S. Bresky
Chief Financial Officer

EXHIBIT INDEX

99.1                           Press Release